Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Molly Schlax	Date	January 5, 2016
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust Closes Venture Investment in
15 Property Portfolio Of New York City Retail Properties

Chicago (January 5, 2016) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it recently acquired an approximate 14% interest in a portfolio of 15 urban infill retail properties located in the greater New York City area. The portfolio is leased to a mix of grocer, consumer staple, big box, discount and entertainment retailers strategically positioned in high-density and transportation hub locations. The purchase price for the aggregate portfolio was approximately $1.3 billion with Income Property Trust’s interest representing an approximate $165 million gross investment including assumption of existing in-place debt.

The portfolio contains approximately 2.7 million square feet in highly attractive retail locations in Manhattan, Brooklyn, Queens, the Bronx, Staten Island and New Jersey and is 98.5% leased to a high-quality tenant roster and includes several national retailers’ top grossing flagship stores. All of the properties are located at or near major transportation hubs, in urban areas with significant foot-traffic and high public visibility, or along major thoroughfares.

“This investment offers us the rare opportunity to complement our growing portfolio of suburban grocery anchored shopping centers with ownership in a diversified portfolio of Class A retail properties in irreplaceable urban infill locations in the densest metropolitan area in the U.S.,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “Adding New York City exposure to our portfolio also provides further diversification benefits and unprecedented opportunities for growth as New York has the lowest retail space per capita of all major U.S. cities.”

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $56 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

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